EXHIBIT  23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement No. 333-66994 of Songzai International Holding Group, Inc. on Form S-8 of our report dated February 20, 2003, (which report expresses an unqualified opinion and includes an emphasis paragraph relating to going concern uncertainty), appearing in the Annual Report on Form 10-KSB of Heritage Companies, Inc. as of and for the year ended December 31, 2002, and for the period from February 1, 2001 (date operations commenced) to December 31, 2001.

We also consent to the reference to us under the caption "Experts" in this Registration Statement.


/s/ Pickett, Chaney & McMullen LLP
----------------------------------
Pickett, Chaney & McMullen LLP
Overland Park, Kansas
December 16, 2003